[Mantyla McReynolds LLC letterhead]

April 24, 2015

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on April 21, 2015, to be filed by our former client, Reflect Scientific, Inc.  We agree with the statements made in response to that item insofar as they relate to our Firm.

We have no basis to agree or disagree with the other statements included in such Form 8-K.

Very truly yours,

/s/ Mantyla McReynolds, LLC

Mantyla McReynolds, LLC